SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

to

SCHEDULE TO

Tender Offer Statement under Section 14(d)(1) Or 13(e)(1)

of the Securities Exchange Act of 1934

LookSmart, Ltd.

(Name of Subject Company (Issuer))

LookSmart, Ltd.

(Name of Filing Person (Offeror/Issuer))

Common Stock (including the associated Preferred Share Purchase Rights)

Par Value $.001 Per Share

(Title of class of securities)

543442503

(CUSIP number of class of securities)

Edward F. West

President and Chief Executive Officer

LookSmart, Ltd.

625 Second Street

San Francisco, CA 94107

Telephone: (415) 348-7000

(Name, address and telephone number of person authorized to receive notices and communications on behalf of filing persons)

With a copy to:

Jon Gavenman, Esq.

Heller Ehrman LLP

275 Middlefield Road

Menlo Park, CA 94025

Telephone: (650) 324-7000

CALCULATION OF FILING FEE

Transaction Valuation*	Amount of Filing Fee**
$20,023,750	$787

*	Calculated solely for purposes of determining the amount of the filing fee. Pursuant to Rule 0-11(b)(1) of the Securities Exchange Act of 1934, as amended, the Transaction Valuation was calculated assuming that 4,825,000 outstanding shares of common stock, par value $.001 per share, will be purchased at the maximum tender offer price of $4.15 per share.

**	The amount of the filing fee, calculated with Rule 0-11(b)(1) of the Securities Exchange Act of 1934, as amended, equals $39.30 per million dollars of the value of the transaction.

☒	Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:	$787	Filing Party:	LookSmart, Ltd.
Form or Registration No.:	Schedule TO-I	Date Filed:	January 15, 2008

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check	the appropriate boxes below to designate any transactions to which the statement relates:

☐	third-party tender offer subject to Rule 14d-1.

☒	issuer tender offer subject to Rule 13e-4.

☐	going-private transaction subject to Rule 13e-3.

☐	amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer:    ☒

SCHEDULE TO

This Amendment No. 3 (this “Amendment”) amends and supplements the Tender Offer Statement on Schedule TO originally filed with the Securities and Exchange Commission (the “Commission”) on January 15, 2008, as amended on February 5, 2008 and February 14, 2008 (the “Schedule TO”), and relates to the offer by LookSmart, Ltd., a Delaware corporation (the “Company”), to purchase for cash up to 4,825,000 shares of its common stock, par value $.001 per share (including the associated preferred share purchase rights), at a price per share not more than $4.15 nor less than $3.40 per share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated January 15, 2008 (the “Offer to Purchase”), and the related Letter of Transmittal, previously filed as Exhibits (a)(1)(A) and (a)(1)(B) to the Schedule TO (which together, as amended or supplemented from time to time, constitute the “Offer”).

The information contained in the Offer is expressly incorporated by reference into this Amendment, except that such information is hereby amended and supplemented to the extent specifically provided herein. This Amendment No. 3 to Schedule TO is intended to satisfy the reporting requirements of Rule 13e–4(c)(1) and Rule 13e-4(c)(4) of the Securities Exchange Act of 1934, as amended.

Item 11.	Additional Information

Item 11(b) of the Schedule TO is hereby amended and supplemented by adding the following:

On February 21, 2008, the Company issued a press release announcing the final results of the Offer, which expired at 5:00 p.m., New York City time, on February 13, 2008. A copy of the press release is filed as Exhibit (a)(5)(G) to the Schedule TO and is incorporated herein by reference.

Item 12.	Exhibits

Item 12 of the Schedule TO is hereby amended and restated as follows:

(a)(1)(A)*	Offer to Purchase, dated January 15, 2008

(a)(1)(B)*	Letter of Transmittal

(a)(1)(C)*	Notice of Guaranteed Delivery

(a)(1)(D)*	Letter to brokers, dealers, commercial banks, trust companies and other nominees, dated January 15, 2008

(a)(1)(E)*	Letter to clients for use by brokers, dealers, commercial banks, trust companies and other nominees, dated January 15, 2008

(a)(2)	Not applicable

(a)(3)	Not applicable

(a)(4)	Not applicable

(a)(5)(A)*	Letter from Edward West, Interim Chief Executive Officer and President of LookSmart, Ltd., to stockholders of LookSmart, Ltd., dated January 15, 2008

(a)(5)(B)*	Press release, dated January 15, 2008 (Incorporated by reference from the Current Report on Form 8-K filed by LookSmart on January 15, 2008)

(a)(5)(C)*	Email to LookSmart personnel dated January 15, 2008

(a)(5)(D)*	Press release dated December 19, 2007 (Incorporated by reference from the Current Report on Form 8-K filed by LookSmart on December 19, 2007)

(a)(5)(E)**	Press release, dated February 5, 2008 (Incorporated by reference from Exhibit 99.1 to Form 8-K filed on February 5, 2008)

(a)(5)(F)***	Press release, dated February 14, 2008

(a)(5)(G)	Press release, dated February 21, 2008

(b)	Not applicable

(d)(1)*	Preferred Shares Rights Agreement between LookSmart and Mellon Investor Services LLC, as Rights Agent, dated as of November 15, 2007 (Incorporated by reference to LookSmart’s Current Report on Form 8-K filed on November 21, 2007)

(d)(2)*	Forms of Stock Option Agreement used by LookSmart in connection with grants of stock options to employees, directors and other service providers in connection with its Amended and Restated 1998 Stock Plan (Incorporated by reference to LookSmart’s Current Report on Form 8-K filed on October 22, 2004)

(d)(3)*	Form of cover sheet for use with Stock Option Agreement for grants of stock options to executives in connection with LookSmart’s Executive Team Incentive Plan, Plan Year 2006 (Incorporated by reference to LookSmart’s Quarterly Report on Form 10-Q filed on May 10, 2006)

(d)(4)*	Form of cover sheet for use with Stock Option Agreement for grants of stock options to executives in connection with LookSmart’s Executive Team Incentive Plan, Plan Year 2007 (Incorporated by reference to LookSmart’s Current Report on Form 8-K filed on March 2, 2007)

(d)(5)*	LookSmart Amended and Restated 1998 Stock Plan (Incorporated by reference to LookSmart’s Registration Statement on Form S-1 (File No. 333-80581) filed on June 14, 1999)

(d)(6)*	LookSmart 1999 Employee Stock Purchase Plan, as amended (Incorporated by reference to LookSmart’s Registration Statement on Form S-8 (File No. 333-129987) filed on November 29, 2005)

(d)(7)*	Zeal Media, Inc. 1999 Stock Plan (Incorporated by reference to LookSmart’s Registration Statement on Form S-8 filed on December 7, 2000)

(d)(8)*	WiseNut, Inc. 1999 Stock Incentive Plan (Incorporated by reference to LookSmart’s Registration Statement on Form S-8 filed with the SEC on April 18, 2002)

(d)(9)*	LookSmart 2007 Equity Incentive Plan, as amended (Incorporated by reference to LookSmart’s Current Report on Form 8-K filed on June 11, 2007)

(d)(10)*	LookSmart, Ltd. Executive Team Incentive Plan, Plan Year 2006 (Incorporated by reference to LookSmart’s Quarterly Report on Form 10-Q filed on May 10, 2006)

(d)(11)*	LookSmart, Ltd. Executive Team Incentive Plan, Plan Year 2007 (Incorporated by reference to LookSmart’s Current Report on Form 8-K filed on March 2, 2007)

(d)(12)*	LookSmart, Ltd. Form Change of Control/Severance Agreement entered into by LookSmart and its Chief Financial Officer, its Senior Vice President Legal and Human Resources and General Counsel and Secretary, its Vice President, Product, its Vice President, Technology, its Vice President and General Manager, Advertising Networks and its Vice President and General Manager, Publisher Services (Incorporated by reference to LookSmart’s Quarterly Report on Form 10-Q filed on November 9, 2007)

(d)(13)*	Employment offer letter between LookSmart and its Interim Chief Executive Officer and President, dated September 27, 2007 (Incorporated by reference to LookSmart’s Current Report on Form 8-K filed on September 28, 2007)

(d)(14)*	Employment offer letter between LookSmart and its Chief Financial Officer, dated November 15, 2007 (Incorporated by reference to LookSmart’s Current Report on Form 8-K/A filed on December 27, 2007)

(d)(15)*	Employment offer letter between LookSmart and its Senior Vice President, Legal and Human Resources, General Counsel and Secretary, dated as of July 11, 2005 (Incorporated by reference to LookSmart’s Current Report on Form 8-K filed on July 14, 2005)

(d)(16)*	Employment offer letter between the Registrant and its Vice President and General Manager, Advertising Networks, dated March 22, 2007 (Filed with the Company’s Quarterly Report on Form 10-Q filed on May 10, 2007)

(d)(17)*	Promotion letter between LookSmart and its Vice President, Technology, dated September 7, 2007 (Incorporated by reference to LookSmart’s Current Report on Form 8-K filed on September 12, 2007)

(d)(18)*	Promotion letter between LookSmart and its Vice President, Finance and Principal Accounting Officer, dated July 10, 2007 (Incorporated by reference to LookSmart’s Current Report on Form 8-K filed on July 16, 2007)

(d)(19)*	Employment offer letter between the Registrant and its Vice President and General Manager, Publisher Services, dated March 23, 2007 (Filed with the Company’s Quarterly Report on Form 10-Q filed on May 10, 2007)

(d)(20)*	Form of Indemnification Agreement between LookSmart and each of its directors and officers (Incorporated by reference to LookSmart’s Registration Statement on Form S-1 (File No. 333-80581) filed on June 14, 1999)

(g)	Not applicable

(h)	Not applicable

*	Previously filed with Schedule TO on January 15, 2008.
**	Previously filed with Amendment No. 1 to Schedule TO on February 5, 2008.
***	Previously filed with Amendment No. 2 to Schedule TO on February 14, 2008.

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

LOOKSMART, LTD.

By:	/s/ EDWARD F. WEST

	Name:	Edward F. West

	Title:	President and Chief Executive Officer

Dated: February 21, 2008

EXHIBIT INDEX

(a)(1)(A)*	Offer to Purchase, dated January 15, 2008

(a)(1)(B)*	Letter of Transmittal

(a)(1)(C)*	Notice of Guaranteed Delivery

(a)(1)(D)*	Letter to brokers, dealers, commercial banks, trust companies and other nominees, dated January 15, 2008

(a)(1)(E)*	Letter to clients for use by brokers, dealers, commercial banks, trust companies and other nominees, dated January 15, 2008

(a)(2)	Not applicable

(a)(3)	Not applicable

(a)(4)	Not applicable

(a)(5)(A)*	Letter from Edward West, Interim Chief Executive Officer and President of LookSmart, Ltd., to stockholders of LookSmart, Ltd., dated January 15, 2008

(a)(5)(B)*	Press release, dated January 15, 2008 (Incorporated by reference from the Current Report on Form 8-K filed by LookSmart on January 15, 2008)

(a)(5)(C)*	Email to LookSmart personnel dated January 15, 2008

(a)(5)(D)*	Press release dated December 19, 2007 (Incorporated by reference from the Current Report on Form 8-K filed by LookSmart on December 19, 2007)

(a)(5)(E)**	Press release, dated February 5, 2008 (Incorporated by reference from Exhibit 99.1 to Form 8-K filed on February 5, 2008)

(a)(5)(F)***	Press release, dated February 14, 2008

(a)(5)(G)	Press release, dated February 21, 2008

(b)	Not applicable

(d)(1)*	Preferred Shares Rights Agreement between LookSmart and Mellon Investor Services LLC, as Rights Agent, dated as of November 15, 2007 (Incorporated by reference to LookSmart’s Current Report on Form 8-K filed on November 21, 2007)

(d)(2)*	Forms of Stock Option Agreement used by LookSmart in connection with grants of stock options to employees, directors and other service providers in connection with its Amended and Restated 1998 Stock Plan (Incorporated by reference to LookSmart’s Current Report on Form 8-K filed on October 22, 2004)

(d)(3)*	Form of cover sheet for use with Stock Option Agreement for grants of stock options to executives in connection with LookSmart’s Executive Team Incentive Plan, Plan Year 2006 (Incorporated by reference to LookSmart’s Quarterly Report on Form 10-Q filed on May 10, 2006)

(d)(4)*	Form of cover sheet for use with Stock Option Agreement for grants of stock options to executives in connection with LookSmart’s Executive Team Incentive Plan, Plan Year 2007 (Incorporated by reference to LookSmart’s Current Report on Form 8-K filed on March 2, 2007)

(d)(5)*	LookSmart Amended and Restated 1998 Stock Plan (Incorporated by reference to LookSmart’s Registration Statement on Form S-1 (File No. 333-80581) filed on June 14, 1999)

(d)(6)*	LookSmart 1999 Employee Stock Purchase Plan, as amended (Incorporated by reference to LookSmart’s Registration Statement on Form S-8 (File No. 333-129987) filed on November 29, 2005)

(d)(7)*	Zeal Media, Inc. 1999 Stock Plan (Incorporated by reference to LookSmart’s Registration Statement on Form S-8 filed on December 7, 2000)

(d)(8)*	WiseNut, Inc. 1999 Stock Incentive Plan (Incorporated by reference to LookSmart’s Registration Statement on Form S-8 filed with the SEC on April 18, 2002)

(d)(9)*	LookSmart 2007 Equity Incentive Plan, as amended (Incorporated by reference to LookSmart’s Current Report on Form 8-K filed on June 11, 2007)

(d)(10)*	LookSmart, Ltd. Executive Team Incentive Plan, Plan Year 2006 (Incorporated by reference to LookSmart’s Quarterly Report on Form 10-Q filed on May 10, 2006)

(d)(11)*	LookSmart, Ltd. Executive Team Incentive Plan, Plan Year 2007 (Incorporated by reference to LookSmart’s Current Report on Form 8-K filed on March 2, 2007)

(d)(12)*	LookSmart, Ltd. Form Change of Control/Severance Agreement entered into by LookSmart and its Chief Financial Officer, its Senior Vice President Legal and Human Resources and General Counsel and Secretary, its Vice President, Product, its Vice President, Technology, its Vice President and General Manager, Advertising Networks and its Vice President and General Manager, Publisher Services (Incorporated by reference to LookSmart’s Quarterly Report on Form 10-Q filed on November 9, 2007)

(d)(13)*	Employment offer letter between LookSmart and its Interim Chief Executive Officer and President, dated September 27, 2007 (Incorporated by reference to LookSmart’s Current Report on Form 8-K filed on September 28, 2007)

(d)(14)*	Employment offer letter between LookSmart and its Chief Financial Officer, dated November 15, 2007 (Incorporated by reference to LookSmart’s Current Report on Form 8-K/A filed on December 27, 2007)

(d)(15)*	Employment offer letter between LookSmart and its Senior Vice President, Legal and Human Resources, General Counsel and Secretary, dated as of July 11, 2005 (Incorporated by reference to LookSmart’s Current Report on Form 8-K filed on July 14, 2005)

(d)(16)*	Employment offer letter between the Registrant and its Vice President and General Manager, Advertising Networks, dated March 22, 2007 (Filed with the Company’s Quarterly Report on Form 10-Q filed on May 10, 2007)

(d)(17)*	Promotion letter between LookSmart and its Vice President, Technology, dated September 7, 2007 (Incorporated by reference to LookSmart’s Current Report on Form 8-K filed on September 12, 2007)

(d)(18)*	Promotion letter between LookSmart and its Vice President, Finance and Principal Accounting Officer, dated July 10, 2007 (Incorporated by reference to LookSmart’s Current Report on Form 8-K filed on July 16, 2007)

(d)(19)*	Employment offer letter between the Registrant and its Vice President and General Manager, Publisher Services, dated March 23, 2007 (Filed with the Company’s Quarterly Report on Form 10-Q filed on May 10, 2007)

(d)(20)*	Form of Indemnification Agreement between LookSmart and each of its directors and officers (Incorporated by reference to LookSmart’s Registration Statement on Form S-1 (File No. 333-80581) filed on June 14, 1999)

(g)	Not applicable

(h)	Not applicable

*	Previously filed with Schedule TO on January 15, 2008.
**	Previously filed with Amendment No. 1 to Schedule TO on February 5, 2008.
***	Previously filed with Amendment No. 2 to Schedule TO on February 14, 2008.